EXHIBIT 99.1



                                      4




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                                 FIRST AMENDMENT
                                       TO
                             1993 STOCK OPTION PLAN
                                       OF
                          PRIME MEDICAL SERVICES, INC.


         Prime Medical Services, Inc., a Delaware corporation, formerly known as New PMSI, Inc. (the "Corporation"), hereby adopts this first amendment (this "Amendment") to its 1993 stock option plan (the "Plan") effective for all purposes as of June 18, 1997 (the "Effective Date").

                                 R E C I T A L S

         WHEREAS, on October 12, 1993 the Corporation adopted the Plan, a copy of which is attached hereto as Exhibit-A; and

         WHEREAS, pursuant to Section 2.1 of the Plan, subject to certain adjustments provided for in the Plan, the aggregate number of shares of the Corporation's stock to be issued pursuant to the exercise of all options granted under the plan may not exceed two million (2,000,000) shares; and

     WHEREAS, at the annual meeting of the Corporation's shareholders held on the Effective Date, and in accordance with Section 9 of the Plan (relating to amendments of the Plan), the shareholders of the Corporation approved an amendment to the Plan, as contained herein, pursuant to which the aggregate number of shares of stock that could be issued pursuant to the exercise of all options granted under the Plan would be increased by five hundred thousand (500,000) shares.

         NOW, THEREFORE, in consideration of, and pursuant to, the foregoing, the Corporation hereby adopts this Amendment to the Plan as follows:

     1. Paragraph 2.1 of the Plan is hereby amended to read in its entirety as follows:

                  2.1. Description of Stock and Maximum Shares Allocated. The Stock which Options granted hereunder give a Holder the right to purchase may be unissued or reacquired shares of Stock, as the Corporation may, in its sole and absolute discretion, from time to time determine.

                  Subject to the adjustments provided for in Paragraph 6.7 hereof, the aggregate number of shares of Stock to be issued pursuant to the exercise of all Options granted hereunder may equal but shall not exceed 2,500,000 shares of Stock.

     2. Except as specifically amended hereby, the Plan shall remain in full force and effect in accordance with its terms.


     IN WITNESS WHEREOF, the Corporation, acting by and through its officer hereunto duly authorized, has executed this Amendment as of the Effective Date.


                                            PRIME MEDICAL SERVICES, INC.


                                            By: /s/ Cheryl L. Williams
                                                ----------------------
                                                Cheryl L. Williams
                                                Vice President - Finance